Exhibit 99.1

For more information contact:	Andrew Moreau 501-905-7962
Vice President - Corporate Communications
andrew.moreau@alltel.com

John Ebner 501-905-8991
Senior Vice President - Investor Relations
alltel.investor.relations@alltel.com

Release date:	July 31, 2006

Alltel Announces Cash Tender Offers for Up to $1.0 Billion
of its Outstanding Debt

Little Rock, Ark. - Alltel today announced the commencement of cash tender offers for up to $1.0 billion aggregate principal amount of its outstanding notes listed below (the “Notes”) as part of the company’s plan to decrease its debt. The terms and conditions of the tender offers are described in the Offer to Purchase, dated July 31, 2006, and related Letter of Transmittal. The Offer to Purchase will be mailed to the holders of the Notes.

Title of Security CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	Fixed Spread[1]	U.S. Treasury Reference Security	Early Tender Payment[2]

Alltel Corporation 4.656% Notes due 2007 020039DF7	$699,883,000	1	0	4.375% due 5/15/07	$15
Alltel Communications, Inc. 6.65% Notes due 2008 885571AE9	$100,000,000	2	40	5.125% due 6/30/08	$20
Alltel Communications, Inc. 7.60% Notes due 2009 885571AD1	$200,000,000	3	45	4.875% due 5/15/09	$25
Alltel Ohio Limited Partnership 8.00% Notes due 2010 02003XAA8	$425,000,000	4	53	5.125% due 6/30/11	$25
__________________________
1 Basis points
2 Per $1,000 principal amount of Notes

The tender offers for each series of Notes will expire at 11:59 p.m., New York City time, on August 25, 2006, unless extended or earlier terminated.

Holders must tender their Notes by 5:00 p.m., New York City time, on August 11, 2006, unless extended, to be eligible to receive the applicable total consideration. Holders who tender their Notes after such date and prior to the expiration date will be eligible to receive the applicable total consideration less the early tender payment.
In addition, payments for Notes purchased will include accrued interest to but excluding the settlement date.
The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Notes discounted to the settlement date at a rate equal to the sum of the yield to maturity, calculated by the dealer managers based on the bid price for the applicable reference security at 2:00 p.m., New York City time, on August 23, 2006, plus the applicable fixed spread, minus accrued interest to but excluding the settlement date.
Alltel is offering to purchase up to $1.0 billion aggregate principal amount of Notes. The amount of each series of Notes that will be purchased will be determined in accordance with the Acceptance Priority Level set forth above as described in the Offer to Purchase. For instance, all Notes with the first Acceptance Priority Level will be accepted before any Notes with the second Acceptance Priority Level and so forth through succeeding levels. If the aggregate principal amount of Notes tendered in any series exceeds the remaining amount available for such series, such Notes will be accepted on a pro rata basis if such Notes are accepted for purchase.
Withdrawal rights for all offers will expire at 5:00 p.m., New York City time, on August 11, 2006, unless extended or otherwise required by law.
The settlement date is expected to be one business day following the expiration of the offers.
Alltel has retained J.P. Morgan Securities Inc. and Wachovia Securities to serve as exclusive dealer managers and Global Bondholder Services Corporation to serve as the depositary agent and information agent for the tender offers.
For additional information regarding the terms of the tender offers, please contact: J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-4077 (collect) or Wachovia Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Requests for documents and questions regarding the tendering of notes may be directed to Global Bondholder Services Corporation at (866) 873-5600 (toll free).

Alltel’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Alltel may amend, extend or, subject to certain conditions, terminate the tender offers.
Alltel is owner and operator of the nation’s largest wireless network and has more than 10 million wireless customers.

-end-

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